Exhibit 5.2

________, 2020

Board of Directors

Fusion Fuel Green PLC

10 Earlsfort Terrace,

Dublin 2,

D02 T380, Ireland

Re:	Fusion Fuel Green PLC (the “Company”).

Ladies and Gentlemen:

We have acted as United States counsel to Fusion Fuel Green PLC, a public company limited by shares, incorporated under the laws of Ireland (the “Company”), in connection with the registration statement on Form F-4 (File No. 333-245052) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 12, 2020 (the “Registration Statement”), covering up to 14,785,751 Class A Ordinary Shares of the Company and 7,750,000 warrants to purchase Class A Ordinary Shares of the Company (the “Warrants”).

In connection with this opinion letter, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. We have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the legal capacity and competence of each individual executing any document and that the Registration Statement will have become effective under the Securities Act.

This opinion is qualified by, and we render no opinion with respect to, the following:

(i) We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances, preferential transfers and equitable subordination; or

(ii) Our opinions are qualified by the limitations imposed by general principles of equity (including, without limitation, concepts of equitable discretion, materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law)), upon the availability of equitable remedies, and by the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

Based upon and subject to the foregoing we are of the opinion that the Warrants, when duly executed in accordance with the amended warrant agreement by and between Parent, HL and Continental, dated as of [●] 2020 (the “Warrant Agreement”), and issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement and the Warrant Agreement, will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

This opinion is based upon our knowledge of the law and facts as of the date hereof and assumes no event will take place in the future which would affect the opinions set forth herein. We assume no duty to communicate with you with respect to any change in law or facts which comes to our attention hereafter.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder

Very truly yours,

FEINBERG HANSON LLP